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                                                                    EXHIBIT 23.3



                       CONSENT OF INDEPENDENT ACCOUNTANTS



        We consent to the incorporation by reference in this registration statement for 157,532 shares of common stock, $0.001 par value, of NUKO Information Systems, Inc. and subsidiary on Form S-3 of our report, which includes an explanatory paragraph relating to the Company's ability to continue as a going concern, dated March 21, 1997, on our audit of the consolidated financial statements and financial statement schedule of NUKO Information Systems, Inc. and subsidiary as of December 31, 1996 and for the year then ended, which report is included in Form 10-K for the fiscal year ended December 31, 1996. We also consent to the reference to our firm under the caption "Experts."



                                        Coopers & Lybrand L.L.P.



San Jose, California
August 6, 1997